Exhibit 10(iii)A(68)

ACUITY BRANDS, INC.

LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of the 23rd day of July, 2007 by and between Acuity Brands, Inc., a Delaware Corporation, (the “Company”) and John K. Morgan (“Grantee”).

W • I • T • N • E • S • S • E • T • H      T • H • A • T:

WHEREAS, the Company maintains the Acuity Brands, Inc. Long-Term Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Restricted Stock Award under the Plan; and

WHEREAS, the Company and Grantee have determined that Grantee shall enter into certain non-competition, non-solicitation, non-recruitment and non-disclosure covenants, attached hereto as Exhibits A, B and C respectively, in consideration for receipt of the Restricted Stock award pursuant hereto, receipt of any such awards that Grantee may receive in the future, continued employment, and other good and valuable consideration;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.	Award of Restricted Stock

1.1 The Company hereby grants to Grantee an award of 15,810 Shares of restricted stock (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is July 23, 2007 (the “Grant Date”).

1.2 This Agreement (including any appendices or exhibits) shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions

2.1 Subject to Sections 2.3, 2.5, and 2.6 below, if the Grantee remains employed by the Company, the Restricted Stock shall vest in equal annual installments over three (3) years, as follows (each such date on which the Restricted Stock vests is hereinafter referred to as a “Vesting Date”):

Number of Shares	Vesting Date
5,270	July 23, 2008
5,270	July 23, 2009
5,270	July 23, 2010

For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment with the Company.

2.2 Except as otherwise provided below, on each Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). The Company shall transfer the Vested Shares of Restricted Stock to an unrestricted account in the name of the Grantee as soon as practical after each Vesting Date.

2.3 In the event, prior to the Vesting Date, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his employment terminated by reason of Disability, any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares of Restricted Stock, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, to his surviving spouse or, if none, to his estate) as soon as practical after his date of death or termination for Disability.

2.4 In exchange for receipt of consideration in the form of the Restricted Stock award pursuant to this Agreement, the prospect of receiving such awards in the future, continued employment, and other good and valuable consideration, Grantee agrees that, in the event his employment with the Company is terminated, for the period set forth in the Exhibits attached hereto (the “Restricted Period”), Grantee shall comply with the non-competition, non-solicitation, non-recruitment, and non-disclosure restrictions attached hereto as Exhibits “A,” “B,” and “C,” respectively (the “Restrictive Covenants”). The parties hereto recognize that Grantee may experience periodic material changes in his job title and/or to the principal duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If Grantee experiences such a material job change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit “A” hereto reflecting such material change. Moreover, in the event of any material change in corporate organization on the part of the Direct Competitors set forth in Exhibit A hereto, the parties agree to amend Exhibit “A”, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit “A” shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit “A” hereto, as applicable.

2.5 Except for death or Disability as provided in Section 2.3 or as provided in Section 2.6, or except as otherwise provided in a severance agreement or change in control agreement with Grantee, if Grantee terminates his employment or if the Company terminates Grantee prior to the Vesting Date, the Restricted Stock shall cease to vest further, the unvested Shares of Restricted Stock shall be immediately forfeited, and Grantee shall only be entitled to the Restricted Stock that has vested as of his date of termination.

2.6 Notwithstanding the other provisions of this Agreement, (a) in the event of a Change in Control of the Company (for purposes of this Agreement, a Change in Control shall not include a “Noncovered Transaction”, as defined in Grantee’s Amended and Restated Change in Control Agreement with the Company, dated as of April 21, 2006, and as amended on July 23, 2007, “CIC Agreement”) prior to the Vesting Date, all Shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control, and (b) in the event of the Spinoff (as defined in the CIC Agreement), 25% of the shares of Restricted Stock that would become vested on July 23, 2008, will become immediately vested at the effective time of the Spinoff. For the shares of Restricted Stock that become vested pursuant to this Section 2.6, the Company shall transfer the Vested Shares of Restricted Stock to an unrestricted account in the name of Grantee as soon as practical.

2.7 The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

3.	Stock; Dividends; Voting

3.1 The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2 During the period the Restricted Stock is not vested, the Grantee shall be entitled to receive dividends or similar distributions declared on such Restricted Stock and Grantee shall be entitled to vote such Restricted Stock.

3.3 In the event of a Change in Capitalization, the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the Change in Capitalization, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.4 Grantee represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4.	No Right to Continued Employment or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.	Taxes and Withholding

Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock and dividends paid on unvested Restricted Stock. Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

6.	Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

7.	Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

8.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.	Governing Law

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

10.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

11.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

12.	Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACUITY BRANDS, INC.

/s/ Helen D. Haines	By:	/s/ Vernon J. Nagel
Helen D. Haines, Secretary		Vernon J. Nagel,
Chairman, President, and Chief Executive Officer

GRANTEE:

/s/ John K. Morgan
JOHN K. MORGAN

EXHIBIT A

TO RESTRICTED STOCK AWARD AGREEMENT

NON-COMPETITION AND NON-SOLICITATION COVENANT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. For purposes of Exhibits A, B, and C, “ASP” means Acuity Specialty Products Group, Inc. or its successors. In addition, the following terms used in this Exhibit “A” shall have the following meanings:

(A) “ASP’s Business” is defined as the manufacture or sale of the classes of products listed in paragraph B, below.

(B) “Direct Competitor” means the following entities: (1) Ecolab Inc.; (2) JohnsonDiversey Inc.; (3) NCH Corporation; (4) State Industrial Products Corporation; (5) Rochester Midland Corporation; (6) Amrep, Inc.; and (7) Ondeo Nalco Company, as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each, and only with respect to the business operation which, engages in the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), manually operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

(C) “Customers” shall mean customers of ASP that Executive (i) contacted directly or indirectly or otherwise serviced on behalf of ASP during the two-year period preceding the termination of Executive’s employment with the Company; or (ii) about whom Executive possessed Confidential Information during such two-year period.

(D) “Executive Services” means those principal duties and responsibilities that Executive performed on behalf of the Company during his employment, within twenty-four (24) months prior to the date hereof, as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. and Executive Vice President of Acuity Brands, Inc., in which capacity Executive: (1) served as a member of a group of Executives responsible for a multi-profit center organization, with responsibility for the profitability of two or more distinct profit centers; (2) developed, coordinated and executed efforts directed towards enhancing branding, marketing, and business development capabilities; (3) worked to develop strategic customers and key channels of distribution; (4) coordinated with departmental heads concerning material business issues; (5) analyzed operations to pinpoint opportunities and areas that may have needed to be reorganized, down-sized, or eliminated; (6) conferred with other Executives to coordinate and prioritize planning concerning material business issues; (7) studied short-term and long-range economic trends and projects, prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (8) served as a member of the Acuity Leadership Team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (9) provided support and analysis for key leadership analysis requirements; and

(E) “Restricted Period” means a period of twelve (12) months following termination of Executive’s employment with the Company.

2.	ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. and Executive Vice President of Acuity Brands, Inc., Executive has and will render executive, strategic and managerial services, including the Executive Services, to and for ASP and Acuity throughout the United States, which are special, unusual, extraordinary, and of peculiar value to ASP and Acuity. Executive further acknowledges that the services he performs on behalf of ASP and Acuity, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) ASP and Acuity’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of ASP and Acuity; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause ASP and Acuity irreparable harm which would not be adequately and fully redressed by the payment of damages to ASP and Acuity. In addition to other remedies available to ASP and Acuity, ASP and Acuity shall accordingly be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit A. Executive further acknowledges that he will not be entitled to any compensation or benefits from Acuity or ASP or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit A.

3.	NON-COMPETITION

Executive agrees that while employed by the Company and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. This provision will not prohibit Executive from working for a Direct Competitor in a product area that is not competitive with ASP’s Business as defined above. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4.	NON-SOLICITATION OF CUSTOMERS

During the Restricted Period, Executive will not, directly or indirectly, solicit Customers for the purpose of providing goods and services competitive with ASP’s Business.

5.	SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Agreement and its various exhibits. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement and its various exhibits shall not be affected thereby and shall remain in full force and effect.

EXHIBIT B

TO RESTRICTED STOCK AWARD AGREEMENT

NON-RECRUITMENT COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “B” shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means the period set forth in Paragraph 1(E) of Exhibit A.

2.	NON-RECRUITMENT COVENANT

During the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any employee of Acuity or ASP or ASP’s business to terminate such employee’s position with Acuity or ASP, whether or not such employee is a full-time or temporary employee of Acuity or ASP and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT C

TO RESTRICTED STOCK AWARD AGREEMENT

NON-DISCLOSURE COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “C” shall have the following meanings:

(A) “Trade Secrets” means Confidential Information constituting a trade secret under applicable law.

(B) “Confidential Information” means any information, without regard to form, relating to ASP’s clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including but not limited to technical or non-technical data, compilations (including compilations of customer information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to ASP by third parties that ASP is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two-year period following Executive’s termination of employment.

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(D) “Restricted Period” means the period of set forth in Paragraph 1(E) of Exhibit A.

2.	NON-DISCLOSURE COVENANT

The Executive will not, directly or indirectly, for himself or on behalf of any other Person, use for the Executive’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, provided, further that in the event disclosure is required by such an order or subpoena, Executive shall promptly notify the Company prior to making any such disclosure so that the Company may seek an appropriate protective order to protect its interests. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Restricted Period.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.